Exhibit 99.1

Rubicon Project Announces Resignation of CFO;
Appoints Chief Accounting Officer David Day as Interim CFO

LOS ANGELES – May 25, 2016 – Rubicon Project (NYSE: RUBI), which operates one of the largest advertising marketplaces in the world, today announced that Chief Financial Officer Todd Tappin has resigned to assume the role of President at another company. Effective immediately, current Chief Accounting Officer David Day has been named interim CFO while the company conducts a process to identify a full time successor.

Day joined the company in 2013 and had been responsible for the company’s global accounting functions, including corporate accounting, financial systems, financial reporting, operational accounting, treasury, and internal controls. Prior to joining Rubicon Project, Day was Chief Accounting Officer at ReachLocal, a public digital advertising company, and Senior Vice President of Finance at Overture and at Yahoo Search Marketing.

Frank Addante, CEO and Founder of Rubicon Project, commented, "On behalf of everyone at Rubicon Project, I thank Todd for his numerous contributions to our company during his tenure, including most notably his management of our 2014 IPO. Todd’s leadership has helped position Rubicon Project as a market leader in technology, reach, commitment to quality and capability to service all buyers and sellers across every type of advertising inventory globally. We wish Todd the very best in his new position.”

“I also want to recognize the significant achievements of our CAO and now interim CFO David Day, who has been a critical leader helping to guide our finance team over the past several years. We are strongly positioned for continued growth and success with a tremendous opportunity in front of us to continue to innovate and shape the future of advertising.”

Tappin’s resignation does not reflect any dispute or disagreement with the company and it is expected that he will remain a strategic advisor to Rubicon Project.

About Rubicon Project

Founded in 2007, Rubicon Project’s mission is to keep the Internet free and open and fuel its growth by making it easy and safe to buy and sell advertising. Rubicon Project pioneered advertising automation technology to enable the world’s leading brands, content creators and application developers to trade and protect trillions of advertising requests each month and to improve the advertising experiences of consumers. Rubicon Project is a publicly traded company (NYSE: RUBI) headquartered in Los Angeles, California.

Contact

For Investors:
Erik Randerson
424-320-2133
eranderson@rubiconproject.com

For Media:
Eric Bonach
310-207-0272
press@rubiconproject.com